Exhibit 4.7

FORM 51-102F3

Material Change Report

Item 1                                    Name and Address of Company

Inmet Mining Corporation
330 Bay Street
Suite 1000
Toronto, Ontario
M5H 2S8

Item 2                                    Date of Material Change

May 6, 2012

Item 3                                    News Release

A news release announcing the material change referred to in this report was issued by Inmet Mining Corporation (“Inmet”) on May 6, 2012 through the facilities of Marketwire and filed on the System for Electronic Document Analysis and Retrieval (SEDAR). A copy of the news release is attached as Schedule “A”.

Item 4                                    Summary of Material Change

Inmet announced on May 6, 2012 that it intends to offer a US$1,000,000,000 aggregate principal amount of senior unsecured notes maturing 2020 (the “Notes”) to qualified institutional buyers in the United States in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act, and in Canada on a private placement basis pursuant to certain exemptions from applicable Canadian securities laws. Inmet intends to use the net proceeds of the Notes to fund development of Cobre Panama.

Item 5                                    Full Description of Material Change

For a full description of the material change, please see Schedule “A”.

Item 6                                    Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7                                    Omitted Information

Not applicable.

Item 8                                    Executive Officer

For further information please contact Steve Astritis, Vice President, Legal and Corporate Affairs of Inmet Mining Corporation at the above-mentioned address or by telephone at (416) 361-6400.

Item 9                                    Date of Report

May 16, 2012

Schedule “A”

PRESS RELEASE FOR IMMEDIATE RELEASE May 6, 2012	Inmet Mining Corporation Suite 1000 330 Bay Street Toronto, Canada M5H 2S8 Tel: (1) 416-361-6400 Fax: (1) 416-368-4692 www.inmetmining.com

INMET MINING ANNOUNCES LAUNCH OF US $1 BILLION SENIOR NOTES OFFERING

TORONTO, Canada — Inmet Mining Corporation (TSX: IMN) (Inmet) today announces that it intends to offer a US $1,000,000,000 aggregate principal amount of senior unsecured notes maturing 2020 (the “Notes”).  The interest rate and other terms of the Notes will be determined based on prevailing market conditions.  Inmet intends to use the net proceeds of the Notes to fund development of Cobre Panama.

The Notes will be offered and sold in the United States only to qualified institutional buyers in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act. The offer and sale of the Notes in Canada will be conducted on a private placement basis pursuant to certain exemptions from applicable Canadian securities laws.

The offer and sale of the Notes will not be registered under the Securities Act and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  This news release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer or sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward looking information

Securities regulators encourage companies to disclose forward-looking information to help investors understand a company’s future prospects.  This press release contains forward-looking information.  These are “forward-looking” because we have used what we know and expect today to make a statement about the future.  Forward-looking statements usually include words such as may, expect, anticipate, and believe or other similar words.  However, actual events and results could be substantially different because of the risks and uncertainties associated with our respective business or events that happen after the date of this press release.  You should not place undue reliance on forward-looking statements.

About Inmet

Inmet is a Canadian-based global mining company that produces copper and zinc.  We have three wholly-owned mining operations: Çayeli (Turkey), Las Cruces (Spain) and Pyhäsalmi (Finland).  We also have an 80 percent interest in Cobre Panama, a development property in Panama.

For Additional Information, Please Contact:

Flora Wood, Director, Investor Relations

+1 416 361 4808